Exhibit 99.3

A Combination of the Top Two Commercial Lenders

Creating the 1st & Only Super Regional Korean-American Bank in the U.S.

A STRATEGIC MERGER OF EQUALS

Employee Fact Sheet

Combined Company Profile (pro forma 9/30/2015)

•           First and Only Super Regional Korean-American Bank — Will be nearly 3X the size of the next largest niche peer and 35% larger than the aggregate asset size of all other Korean-American banks combined

•           Solidified Stature as the Premier Korean-American Bank — Only True National Platform with full banking services available in all of the top major geographic markets with sizeable Asian-American communities in the U.S.

•           10th Largest Bank in California

•           Stronger Competitive Position combining the Top 2 Lenders in the market

•           Top 10 SBA lender nationwide pro forma SBA fiscal year ended 9/30/2015

•           Unparalleled opportunity to cross-sell most comprehensive offering of products and services

•           Unrivaled Leadership among Korean-American Banks

•           Largest and best originator of SBA loans

•           Largest and most well established residential lending platform

•           Most comprehensive offering of cash management services

•           Only provider of commercial lease financing, bank-issued credit cards, wealth management services

•           Only bank with presence in Korea

•           $12.3 billion in assets

•           $9.6 billion in loans

•           $10.0 billion in deposits

28 branches in California

8 branches in NY/NJ

4 branches in Washington

9 branches in Illinois

1 branch in Virginia

8 Loan Production Offices

22 branches in California

8 branches in NY/NJ

3 branches in Texas

1 branch in Georgia

1 branch in Alabama

6 Loan Production Offices

(4 SBA + 2 Residential Mortgage)

BBCN Bank was named among Forbes list of Best Banks in America in 2013, 2014 and 2015; Wilshire Bank was named among Forbes list of America’s Most Trustworthy Companies in 2014.